MEMORANDUM

DATE: February 10, 2006

TO: File

FROM: Alex Marks

RE: Item 77(i): Form N-SAR for Fidelity Variable Insurance Products Fund

Pursuant to a Board approved vote on May 19, 2005 VIP Overseas Portfolio commenced a new class of shares Investor Class R on July 25, 2005.